ABERCROMBIE & FITCH CO. REPORTS FIRST QUARTER FISCAL 2026 RESULTS

•Record first quarter net sales of $1.1 billion, up 2% from last year, 14th consecutive quarter of growth
•Net sales growth led by Americas up 3%, APAC up 24%, partially offset by 10% decline in EMEA
•Brand performance led by Abercrombie brands growth of 3%, with Hollister brands flat
•Operating margin of 8.0%, with earnings per diluted share of $1.47 exceeding outlook range
•$105 million in shares repurchased in the quarter; 3% of shares outstanding at beginning of the year
•Maintains full-year outlook to net sales growth of 3% to 5%, net income per diluted share of $10.20 to $11.00, share repurchases of around $450 million
•Second quarter outlook of net sales growth of 2% to 4%, net income per diluted share of $1.80 to $2.00, at least $150 million in share repurchases

New Albany, Ohio, May 27, 2026: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the first quarter ended May 2, 2026. These compare to results for the first quarter ended May 3, 2025. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “We delivered record first quarter net sales and our 14th consecutive quarter of growth, reflecting our teams’ consistent execution for our customers amid a dynamic global environment. Results were driven by continued growth in the Americas, led by Abercrombie Brands, along with strong growth in APAC. In EMEA, demand softened as the Middle East conflict ramped up, particularly impacting Hollister Brands, and we are proactively managing inventory and marketing to support the region. Our bottom-line results reflect discipline and consistency, with both operating margin and earnings per diluted share exceeding our outlook. We continued to invest in stores and marketing to strengthen our brands and customer experiences, while also returning $105 million to shareholders through share repurchases, supported by our strong balance sheet.

On our first-quarter progress, we are maintaining our full-year sales and operating margin outlook. With our customer at the center of everything we do and a strong foundation in place, we remain on offense across product and marketing and are confident in our path to deliver full-year net sales growth across brands, double-digit operating margins, strong cash flow and earnings per share growth to create long-term value for shareholders.”

Details related to reported net income per diluted share and adjusted net income per diluted share for the first quarter are as follows:

	2026	2025
GAAP	$1.47	$1.59
Impact from changes in foreign currency exchange rates (1)	—	0.11
Adjusted non-GAAP constant currency	$1.47	$1.70
(1)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the first quarter ended May 2, 2026 as compared to the first quarter ended May 3, 2025:
•Net sales of $1.1 billion, up 2% as compared to last year, with comparable sales of (1)%.
•Operating income of $89 million as compared to operating income last year of $102 million.
•Operating margin as a percent of sales of 8.0% as compared to 9.3% last year.
•Net income per diluted share of $1.47 as compared to net income per diluted share last year of $1.59.

Net Sales
Net sales by segment and brand for the first quarter are as follows:

(in thousands)	2026	2025	1 YR % Change	Comparable sales (2)
Net sales by segment: (1)
Americas (3)	$899,944	$874,804	3%	1%
EMEA (4)	167,373	185,036	(10)%	(11)%
APAC (5)	46,504	37,471	24%	15%
Total company	$1,113,821	$1,097,311	2%	(1)%

	2026	2025	1 YR % Change	Comparable sales (2)
Net sales by brand family:
Abercrombie	$564,719	$547,947	3%	—%
Hollister	549,102	549,364	—%	(2)%
Total company	$1,113,821	$1,097,311	2%	(1)%
(1)    Net sales by segment are presented by attributing revenues to a physical store location or geographical region that fulfills the order.
(2)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3)    The Americas segment includes the results of operations in North America and South America.

(4)    The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5)    The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.

Financial Position and Liquidity
As of May 2, 2026 the company had:
•Cash and equivalents of $594 million compared to $760 million and $511 million as of January 31, 2026 and May 3, 2025, respectively.
•Marketable securities of $25 million compared to $25 million and $97 million as of January 31, 2026 and May 3, 2025, respectively.
•Inventories of $533 million compared to $601 million and $542 million as of January 31, 2026 and May 3, 2025, respectively.
•Borrowing capacity of $500 million under the senior-secured asset-based revolving credit facility (the “ABL Facility”) with net borrowing available of $450 million after minimum excess availability requirement.
•Liquidity comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.0 billion as of May 2, 2026. This compares to liquidity of $1.2 billion and $0.9 billion as of January 31, 2026 and May 3, 2025, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended May 2, 2026 are as follows:
•Net cash provided by operating activities of $44 million.
•Net cash used for investing activities of $61 million, primarily reflecting capital expenditures.
•Net cash used for financing activities of $148 million, primarily reflecting share repurchases.

During the first quarter of 2026, the company repurchased 1.2 million shares for approximately $105 million, representing a 3% reduction in shares outstanding from the beginning of the year. The company has $745 million remaining on the share repurchase authorization established in March 2025.

Depreciation and amortization was $42 million for the year-to-date period ended May 2, 2026.

Fiscal 2026 Outlook

The following outlook replaces all previous full year guidance. For fiscal 2026, the company now expects:
	Current Full Year Outlook	Previous Full Year Outlook (1)
Net sales	Growth In The Range of 3% to 5%	Growth In The Range of 3% to 5%
Year-over-year tariff impact (bps) (2)	Unfavorability of around 20 bps	Unfavorability of around 70 bps
Operating margin	In The Range of 12.0% to 12.5%	In The Range of 12.0% to 12.5%
Effective tax rate (3)	Around 30%	Around 29%
Net income per diluted share (4) (5)	In The Range of $10.20 to $11.00	In The Range of $10.20 to $11.00
Share repurchases (5)	Around $450 million	Around $450 million
Diluted weighted average shares (4) (5)	Around 44 million	Around 45 million
Capital expenditures	Around $225 million	In The Range of $200 to $250 million
Real estate activity (6) (all approximate)	~30 Net Store Openings	~30 Net Store Openings
	50 Openings, 20 Closures	55 Openings, 25 Closures
	80 Remodels and Right-Sizes	70 Remodels and Right-Sizes

Second Quarter Outlook
Net sales	Growth In The Range of 2% to 4%
Year-over-year tariff impact (bps) (2)	Unfavorability of around 120 bps
Operating margin	Around 10%
Effective tax rate (3)	Around 32%
Net income per diluted share (4) (5)	In The Range of $1.80 to $2.00
Share repurchases (5)	At least $150 million
Diluted weighted average shares (4) (5)	Around 45 million
(1) Released March 4, 2026.
(2) Reflects the estimated impact of a 10% tariff rate on all goods imported into the United States for the fiscal second quarter and a 15% tariff rate thereafter for the remainder of fiscal 2026. The estimated impact is reflected in the Company’s overall outlook, including operating margin. The estimated impact is net of planned mitigation efforts and does not include any potential refunds or recoveries of tariffs imposed pursuant to the International Emergency Economic Powers Act (“IEEPA”). The Company has applied for IEEPA tariff refunds of around $100 million. For comparison, year-over-year second quarter fiscal 2025 and full year fiscal 2025 unfavorable tariff impacts were 40 basis points and 170 basis points, respectively.
(3) The current outlook for effective tax rate is sensitive to the jurisdictional mix and level of income and does not include the impact of potential future tax policy or legislative changes.
(4) The current outlook for net income per diluted share and diluted weighted average shares includes the anticipated impact to shares outstanding from potential share repurchase activity in fiscal 2026.
(5) The timing and amount of any such repurchases will be determined based on an evaluation of market conditions, the company’s share price, legal requirements, and other factors.
(6) Owned-and-operated stores only.

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the second quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode:
https://register-conf.media-server.com/register/BI29d238aae2774ad3be89eb389ae01fad
A presentation of first quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our 2026 second quarter and annual fiscal 2026 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “goal,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets, estimates, or performance outlooks whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: risks and uncertainties related to global trade policy and international trade disputes, including the impact of the imposition, or threat of imposition of new or increased tariffs or modification of existing tariffs by the United States or foreign governments, including uncertainty regarding the timing and implementation of changes to existing tariff programs, as well as uncertainty regarding the availability, timing, and amount of potential tariff refunds or recoveries, or other changes to trade policies or arrangements; risks related to changes in global economic and financial conditions, including inflation, and resulting impacts on consumer confidence and spending, and on our operating results, financial condition, including inflation, and the resulting impact on consumer spending and out operating results, financial condition, and expense management; risks and uncertainty related to the effectiveness and optimization of recently implemented enterprise resource planning (“ERP”) systems, including the ability to realize expected benefits and manage post-implementation activities; risks related to global operations and supply chain, including political or climate-related conditions in the countries where we sell or source our products, and resulting impacts on transportation and freight costs; risks related to the geopolitical landscape and ongoing armed conflicts, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience, including regional conflicts in the Middle East, and the impact of such conflicts or events on international trade, consumer demand, supplier delivery, energy costs or freight costs; risks related to natural disasters and other unforeseen catastrophic events; risks related to our failure to engage our customers, anticipate customer demand, expectations, and changing fashion trends, and manage our inventory and product delivery; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to successfully invest in and execute on our customer, digital and omnichannel initiatives; risks related to our ability to successfully execute technology initiatives and partnerships, such as those relating to artificial intelligence technology; risks related to our ability to execute on, and maintain the success of, our strategic and growth initiatives, including risks related to the review of strategic alternatives for our APAC region or any future strategic reviews or initiatives; risks related to the effects of seasonal fluctuations on our sales and our performance during the back-to-school and holiday selling seasons; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our global operations, may result in volatility in our results of operations; risks and uncertainty related to adverse public health developments; risks related to cybersecurity threats and privacy or data security breaches, and the potential loss or disruption of our information technology systems; risks related to the continued validity of our trademarks and our ability to protect our intellectual property; risks associated with corporate responsibility, including those associated with climate change; risks related to reputational harm to the company, its officers, and directors; risks related to actual or threatened litigation; and uncertainties related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing laws and regulations.

Other Information
This document includes certain adjusted non-GAAP financial measures, which are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude the impact of certain items. Management uses these non-GAAP financial measures to evaluate the company’s performance and manage its operations, and believes such measures to be helpful in understanding the company's results of operations or financial position. These non-GAAP financial measures are intended to complement, and are not considered as alternatives to, the most directly comparable GAAP financial measures, as reconciled in the above table. Also, such non-GAAP financial measures may not be comparable to similarly titled measures used by other entities. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the “Reporting and Use of GAAP and Non-GAAP Measures” section. Sub-totals and totals may not foot due to rounding. Net income and net income per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, references to “Americas” includes North America and South America, “EMEA” includes Europe, the Middle East and Africa and “APAC” includes the Asia-Pacific region, including Asia and Oceania.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.

The company operates a family of brands, including Abercrombie brands and Hollister brands, each sharing a commitment to offer products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates approximately 840 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com, and HollisterCo.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 2, 2026	% of Net Sales	May 3, 2025	% of Net Sales
Net sales	$1,113,821	100.0%	$1,097,311	100.0%
Cost of sales, exclusive of depreciation and amortization	413,838	37.2%	417,133	38.0%
Selling expense	431,195	38.7%	399,937	36.4%
General and administrative expense	182,754	16.4%	174,925	15.9%
Other operating (income) loss, net	(2,763)	(0.2)%	3,783	0.3%
Operating income	88,797	8.0%	101,533	9.3%
Interest expense	450	—%	661	0.1%
Interest income	(5,737)	(0.5)%	(7,444)	(0.7)%
Interest income, net	(5,287)	(0.5)%	(6,783)	(0.6)%
Income before income taxes	94,084	8.4%	108,316	9.9%
Income tax expense	25,965	2.3%	26,577	2.4%
Net income	68,119	6.1%	81,739	7.4%
Less: Net income attributable to noncontrolling interests	985	0.1%	1,326	0.1%
Net income attributable to A&F	$67,134	6.0%	$80,413	7.3%

Net income per share attributable to A&F
Basic	$1.49		$1.63
Diluted	$1.47		$1.59

Weighted-average shares outstanding:
Basic	44,969		49,214
Diluted	45,677		50,634

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplementally to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

In addition, the company provides EBITDA as a supplemental measure used by the company’s executive management to assess the company’s performance. We also believe this supplemental performance measure is meaningful information for investors and other interested parties to use in computing the company’s core financial performance over multiple periods and with other companies by excluding the impact of differences in tax jurisdictions, debt service levels and capital investment.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended May 2, 2026 and May 3, 2025
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2026	2025	% Change
Net sales
GAAP (1)	$1,113,821	$1,097,311	2%
Impact from changes in foreign currency exchange rates (2)	—	11,019	(1)
Net sales on a constant currency basis	$1,113,821	$1,108,330	—%

Operating income	2026	2025	BPS Change (3)
GAAP (1)	$88,797	$101,533	(130)
Impact from changes in foreign currency exchange rates (2)	—	7,486	(50)
Non-GAAP constant currency basis	$88,797	$109,019	(180)

Net income per share attributable to A&F	2026	2025	$ Change
GAAP (1)	$1.47	$1.59	$(0.12)
Impact from changes in foreign currency exchange rates (2)	—	0.11	(0.11)
Non-GAAP constant currency basis	$1.47	$1.70	$(0.23)

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.

Abercrombie & Fitch Co.
Reconciliation of EBITDA
Thirteen Weeks Ended May 2, 2026 and May 3, 2025
(in thousands)
(Unaudited)

	2026	% of Net Sales	2025	% of Net Sales
Net income	$68,119	6.1%	$81,739	7.4%
Income tax expense	25,965	2.3	26,577	2.4
Interest income, net	(5,287)	(0.5)	(6,783)	(0.6)
Depreciation and amortization	42,304	3.9	38,576	3.6
EBITDA (1)	$131,101	11.8%	$140,109	12.8%

(1)EBITDA is a supplemental financial measure that is not defined or prepared in accordance with GAAP. EBITDA is defined as net income before interest, income taxes and depreciation and amortization.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 2, 2026	January 31, 2026	May 3, 2025
Assets
Current assets:
Cash and equivalents	$594,080	$759,540	$510,563
Marketable securities	25,144	25,036	97,006
Receivables	146,042	146,757	113,311
Inventories	532,691	601,218	542,059
Other current assets	117,202	117,913	111,231
Total current assets	1,415,159	1,650,464	1,374,170
Property and equipment, net	686,576	674,079	606,060
Operating lease right-of-use assets	1,115,832	997,399	868,130
Other assets	235,397	219,932	247,816
Total assets	$3,452,964	$3,541,874	$3,096,176

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$257,945	$377,465	$296,738
Accrued expenses	425,149	465,549	433,682
Short-term portion of operating lease liabilities	262,316	241,265	215,511
Income taxes payable	31,708	21,721	52,939
Total current liabilities	$977,118	$1,106,000	$998,870
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,030,161	$926,830	$810,391
Other liabilities	91,789	88,633	84,321
Total long-term liabilities	1,121,950	1,015,463	894,712
Total Abercrombie & Fitch Co. stockholders’ equity	1,340,090	1,403,895	1,189,126
Noncontrolling interests	13,806	16,516	13,468
Total stockholders’ equity	1,353,896	1,420,411	1,202,594
Total liabilities and stockholders’ equity	$3,452,964	$3,541,874	$3,096,176

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025
Operating activities
Net cash provided by (used for) operating activities	$44,256	$(4,000)

Investing activities
Purchases of marketable securities	$(9,800)	$—
Proceeds from maturities of marketable securities	9,800	20,000
Purchases of property and equipment	(61,341)	(50,764)
Net cash used for investing activities	$(61,341)	$(30,764)

Financing activities
Purchases of common stock	(105,018)	$(200,000)
Acquisition of common stock for tax withholding obligations	(38,433)	(34,062)
Other financing activities	(4,177)	(451)
Net cash used for financing activities	$(147,628)	$(234,513)

Effect of foreign currency exchange rates on cash	$(787)	$7,407
Net decrease in cash and equivalents, and restricted cash and equivalents	$(165,500)	$(261,870)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$766,916	$780,395
Cash and equivalents, and restricted cash and equivalents, end of period	$601,416	$518,525